Exhibit 10.44
March 13, 2007
Keith Katkin
c/o Avanir Pharmaceuticals
101 Enterprise, Suite 300
Aliso Viejo, CA 92656
Dear Keith:
     We are pleased to present the following definitive terms for your appointment as President and Chief Executive Officer. The terms of this offer are set forth below:
TITLE AND RESPONSIBILITIES
     Your position will be that of President and Chief Executive Officer and you will have such responsibilities as set forth in the Company’s bylaws and as may be prescribed from time to time by the Board of Directors. Your appointment in this capacity will be effective as of March 13, 2007 (the “Effective Date”) and you will serve until the earlier of your resignation or removal. Notwithstanding the foregoing, your appointment in this position and the terms of this agreement are subject to the satisfactory completion of a customary background check.
COMPENSATION
     Base Salary. Your starting base salary will be $27,083 per month (an annual rate of $325,000), or such higher amount as the Compensation Committee of the Board of Directors may determine from time to time (“Base Salary”), payable in accordance with the Company’s regular payroll practices. The minimum Base Salary increase for fiscal 2008 will be 4% (without any pro-ration for fiscal 2007).
     Bonus. In addition to the Base Salary, you will be eligible for an annual target bonus equal to 50% of the Base Salary. This annual bonus will be payable in the first quarter of each fiscal year (commencing in the first quarter of fiscal 2008, without any pro-ration for fiscal 2007) based on performance in the prior year. The actual bonus may be higher or lower than the target amount, depending on your satisfaction of performance criteria established by the Compensation Committee of the Board and the Company’s overall performance.
     Equity Awards. The Compensation Committee will award you with equity compensation on terms to be mutually agreed upon between you and the Compensation Committee. It is expected that the targeted fair value of the initial equity award will be $800,000 (with fair value being calculated in accordance with the Company’s accounting for equity awards at the time of grant) and that the award would vest on the earliest of: (a) the third anniversary of the Effective Date, (b) upon the consummation of certain significant corporate transactions (such as a change of control of the Company) to be identified by the Compensation Committee at the time the awards are granted, or (c) such earlier time as may be agreed upon by the Compensation Committee at the time the award is granted. This initial equity award will be comprised of (i) stock options and (ii) restricted stock or restricted stock units, with 25% of the target value being granted in options and 75% of the value being granted in restricted stock or restricted stock units.

The timing for the grant of such awards may be affected by equity plan limits, stock exchange shareholder approval rules and other relevant considerations.
     The Compensation Committee ordinarily assesses performance and makes annual equity compensation grants following the end of each fiscal year (i.e., in the first quarter of the following fiscal year). The specific terms of such annual awards will be determined by the Compensation Committee and will be based on performance and the results of periodic surveys of comparable compensation data at peer companies identified by the Compensation Committee.
BENEFITS AND EXPENSES
     As an AVANIR employee you will be eligible for all other customary employee benefits relating to health insurance, life insurance, disability insurance, etc., the details of which you can obtain once you have started your employment. In addition, all travel and other reasonable business expenses incurred by you in the performance of your duties will be reimbursed to you.
     Additionally, as a member of AVANIR’s senior management team, you will remain eligible to receive those change of control severance benefits to which you are currently entitled under the Company’s standard form of Change of Control Agreement (i.e., two years of severance).
     In addition, if the Company terminates your employment without Cause or you Resign for Good Reason (each as defined in the Change of Control Agreement), then, subject to your entering into and not revoking the Company’s standard form of release of claims in favor of the Company, you will be entitled to severance pay equal to one year of Base Salary, with such severance benefit to be paid ratably over a one-year period following termination, provided that the payment of the first six months of severance benefits shall be accelerated if necessary so as to avoid the imposition of any excise taxes under Section 409A of the Internal Revenue Code. Additionally, in the event of your termination without Cause or a resignation for Good Reason, the vesting of all of your unvested stock option shares will be accelerated in full so as to vest as of the date of termination, and you will have 90 days to exercise all those stock option shares that have vested as of the date of termination and the vesting of all restricted stock awards shall accelerate so that such awards are fully vested.
OTHER ITEMS
     Employment with AVANIR Pharmaceuticals is considered “at will”, meaning it is for an unspecified period of time and that the employment relationship may be terminated by yourself or by AVANIR Pharmaceuticals at any time, with or without cause. Nothing in the Change of Control Agreement will modify this at will employment relationship.
     You will be required to devote your full time, attention, energy and skills to the Company during the period you are employed under this Agreement. During your employment, you may not, directly or indirectly, either as an employee, employer, consultant, corporate officer or director, investor, or in any other capacity, engage or participate in any business that is in competition with the business of Avanir, unless such participation or interest is fully disclosed to the Company and approved by the Board.
     This offer, the Change of Control Agreement and the Inventions Agreement previously executed by you constitute the entire agreement between you and Avanir with respect to the terms of your employment and, by signing below, will supersede all prior and contemporaneous negotiations, agreements and understandings between you and Avanir, whether oral or written (including your prior employment agreement, but excluding any agreements governing outstanding equity awards). Any amendments to this agreement shall be in writing and signed by both parties.
     In closing, we are delighted to offer you this position and look forward to your contributions to Avanir.

Respectfully,

Avanir Pharmaceuticals,

/s/ Paul Thomas
Paul Thomas
Chairman, Compensation Committee

Acceptance of Offer:
/s/ Keith A. Katkin
Date:

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